Exhibit 99.2

news release

Contacts:

Company	Public Relations	Morgen-Walke Associates

inSilicon Corporation	Maestro Public Relations	Investor Relations
Gervais Fong	Barbara Kalkis	Teresa Thuruthiyil
+1.408.570.1650	+1.408.996.9975	+1.415.439.4562
gervais_fong@insilicon.com		Financial Media Relations
Ron Heckmann
+1.415.296.7383
Oak Technology, Inc.
Suzanne Dumaresq
781-638-7703
suzannedumaresq@oaktech.com

inSilicon’s Certified USB 2.0 PHY

Is the Connectivity Choice

For Oak Technology’s Advanced Imaging SOC

Launches inSilicon’s USB 2 PHY
Into Imaging and Printing Markets

San Jose, CA — March 11, 2002 — inSilicon Corporation (Nasdaq: INSN) — a leading provider of communications semiconductor intellectual property (IP), announced today that Oak Technology, Inc. a leading provider of embedded solutions for optical-storage and digital-imaging markets, has integrated inSilicon’s USB 2.0 PHY into its new OTI-4110 system-on-a-chip (SOC) solution for personal imaging and printing applications.

Oak Technology will integrate inSilicon’s USB 2.0 PHY as an integrated part of their Quatro™ imaging SOC platform. Combining inSilicon’s USB 2.0 PHY with Oak’s advanced Quatro DSP core and an embedded ARM processor, the OTI-4110 provides OEMs with a fully programmable platform for implementing the feature set and associated image processing required across a range of products. The OTI-4110 performs all the control processing, image processing and communications processing required in a personal imaging or printing appliance.

“The new USB 2.0 high-speed interconnect standard is quickly becoming a must-have product feature in a rapidly growing market for personal imaging and printing appliances,” said Roger Pennington, vice president of design engineering for Oak Technology’s Imaging Group. He added, “Some SOC vendors have decided to initially support USB 2.0 via an external USB transceiver chip. We integrated inSilicon’s USB 2.0 PHY into our Quatro imaging SOC platform and designed it into the OTI-4110 because of inSilicon’s industry-leading track record in USB IP solutions. It will help provide us and our OEM customers a competitive edge in this market.”

“Our USB 2 PHY is an ideal connectivity solution for Oak’s new personal imaging and printing chip,” said Barry Hoberman, chief executive officer of inSilicon Corporation. “Licensing this complex and difficult to implement technology enables Oak to get their innovative imaging SOC to market faster and provides their customers with a single-chip, digital imaging solution with the latest high-speed USB connectivity standard. The future revenue associated with this transaction and the market validation from customers like Oak serve to further enhance the market position for our growing mixed-signal business.”

Certified by the USB Implementer’s Forum, inSilicon’s USB 2 PHY is a complete mixed-signal semiconductor IP solution designed for single-chip USB 2.0 integration in both peripheral and host applications. The USB 2 PHY integrates high-speed, mixed-signal, custom CMOS circuitry in compliance with the industry-standard UTMI Specification. USB 2 PHY technology supports the USB 2.0 480-Mbps protocol and data rate, and is backward compatible with the USB 1.1 legacy protocol at 1.5 and 12 Mbps.

About inSilicon
inSilicon Corporation is a leading provider of communications semiconductor intellectual property used by semiconductor and systems companies to design systems-on-chip that are critical components of innovative wired and wireless products. inSilicon’s technology provides customers faster time-to-market and reduced risk and development cost. The company’s broad portfolio of analog and mixed-signal products and enabling communications technologies, including USB, PCI, Ethernet, Java™ Accelerators, and IEEE-1394, are used in a wide variety of markets encompassing communications, consumer, computing, and office automation. Additional information about inSilicon and its products can be located at www.insilicon.com.

About Oak Technology
Oak Technology, Inc., a leading provider of solutions for the storage, manipulation and distribution of digital content, is committed to driving the emerging world of connected Information Appliances. The company’s fully integrated products and technologies target two key markets: optical storage (CD-RW and DVD for PC and consumer) and digital imaging (advanced copiers, printers, faxes, scanners and MFPs). Founded in 1987, Oak is headquartered in Sunnyvale, Calif., and has sales offices, design centers and research facilities around the world. The company trades on the Nasdaq Stock Exchange under the symbol OAKT. Additional information about Oak and its digital solutions can be found at www.oaktech.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside inSilicon’s control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see inSilicon’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K. inSilicon disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of inSilicon.

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